INCORPORATED IN NEVADA

1

**0**

# IRONCLAD ENCRYPTION CORPORATION

500,000,000 Authorized shares

PAR VALUE $0.001

Non-Assessable

Cusip 46302E107

This certifies that **SPECIMEN** is the record holder of

**NO** shares of Stock of

## IRONCLAD ENCRYPTION CORPORATION

COMMON

Transferable only on the share register of the corporation, in person or by duly authorized attorney, upon surrender of this certificate properly endorsed or assigned. This certificate and the shares represented hereby are issued and shall be held subject to all the provisions of the Articles of Incorporation and the By-laws of the corporation and any amendments thereto.

WITNESS the signatures of its duly authorized officers this 30th day of JULY A.D. 2017